UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2005

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Page Mill Road, Palo Alto, California 94306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 752-5000

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 19, 2005, Agilent Technologies, Inc. (the “Company” or “Agilent”) announced that, effective March 1, 2005, immediately after the annual meeting of stockholders of the Company, Edward W. Barnholt will step down as a Director, Chairman, President and Chief Executive Officer of Agilent. At that time, William P. Sullivan, 55, who is currently Executive Vice President and Chief Operating Officer, will succeed Mr. Barnholt as a member of the Board of Directors, President and Chief Executive Officer of Agilent and a member of the Executive Committee. Mr. Barnholt will be Chairman Emeritus to help with the transition.

James G. Cullen, 62, who has served on Agilent’s Board of Directors since 2000, will assume the position of non-executive chairman effective immediately after the Company’s annual meeting on March 1, 2005.

Mr. Sullivan has served as Agilent’s Executive Vice President and Chief Operating Officer since March 2002. In this capacity, he shares the responsibilities of the president’s office with Agilent President and Chief Executive Officer Edward W. Barnholt. Mr. Sullivan also has overall responsibility for Agilent’s Electronic Products and Solutions Group, the company’s largest business group. Prior to assuming this position, Mr. Sullivan served as Agilent’s Senior Vice President, Semiconductor Products Group from August 1999 to March 2002. Before that, Mr. Sullivan held various management positions at Hewlett-Packard. Mr. Sullivan serves on the Board of the Children’s Discovery Museum in San Jose, California.

Item 9.01 Financial Statements and Exhibits

Exhibit

99.1	Press release announcing appointment of William P. Sullivan as President and Chief Executive Officer and retirement of Edward W. Barnholt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Marie Oh Huber
Name:	Marie Oh Huber
Title:	Vice President, Assistant Secretary and Assistant General Counsel

Date: January 20, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release announcing appointment of William P. Sullivan as President and Chief Executive Officer and retirement of Edward W. Barnholt.